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                         Selective Insurance Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges
                    (in thousands, except for ratio amounts)


                                          2004          2003          2002          2001          2000          1999          1998
                                        --------      --------      --------      --------      --------      --------      --------
Earnings:
Income from Continuing Operations,
   before federal income tax            $174,981        87,980        52,907        23,698        24,544        63,403        63,704
Add: Fixed Charges                        18,475        20,170        17,705        16,895        16,385        11,714        11,275
                                        --------      --------      --------      --------      --------      --------      --------
Income, as adjusted                     $193,456       108,150        70,612        40,593        40,929        75,117        74,979

Fixed Charges:
Interest Expense                        $ 15,466        17,148        15,093        14,019        13,745         9,270         9,409
Debt Expense                                 209           222           152           136           108            64            73
Rent Expense (1)                           2,800         2,800         2,460         2,740         2,532         2,380         1,793
                                        --------      --------      --------      --------      --------      --------      --------
Total Fixed Charges                     $ 18,475        20,170        17,705        16,895        16,385        11,714        11,275

Ratio of Earnings to Fixed Charges          10.5           5.4           4.0           2.4           2.5           6.4           6.7
                                        ========      ========      ========      ========      ========      ========      ========

(1) This represents the portion of rental expense that Selective believes to be representative of interest.